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                                                                    EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact: Kevin Fennewald: kevin_fennewald@day-intl.com or 800-877-8187, Ext.
5770

                DAY ACQUIRES NETWORK DISTRIBUTION INTERNATIONAL.

DAYTON, OHIO (24 November 2003) Day International Group, Inc. announced the acquisition of Network Distribution International (NDI) today.

NDI is a national converter of offset blankets and reseller of ancillary consumable products. In addition to Day's line of products, NDI will continue to sell products manufactured by other major companies.

"The NDI acquisition is a key step in our mission to create more value for our customers," says Dennis Wolters, President/CEO of Day International. "By combining NDI's sales and distribution system with the Day products, technical support, and knowledgeable sales representatives, we are more fully aligned with the needs of printers."

Glenn Hicks and Scott Morrison, co-chairmen of NDI agree. Morrison says, "We've built this business by offering great service to printers. Day has a philosophy of supporting customers through innovative technologies and superior service - so this is a great fit".

Adds Stephen Noe, SVP of Day's Image Transfer Group, "This acquisition represents one component of our overall channel strategy; and our existing converters represent another key component. Day converters and dealers are valued business partners. We intend to create new and unique ways of working more closely with them to build upon those partnerships".

NDI, based in Rockland, Massachusetts, has six facilities strategically located throughout the United States. The company supplies printers with a broad range of printing blankets, pressroom chemicals, supplies and equipment.

Day International produces and distributes highly engineered consumable products for the offset printing and textile industries. The company has developed a strong presence worldwide in the manufacturing and marketing of high-quality offset printing blankets, sleeves, and pressroom chemistry for both offset and flexographic printing.

Day International, a privately owned company, was founded in 1905 in Dayton, Ohio. The company operates production, sales and distribution centers in North America, Latin America, Europe and the Pacific Rim. Product lines include dayGraphica(R) brand printing blankets and sleeves, david M(R) brand printing blankets, Varn(R) brand pressroom chemicals, day-Corr(R) diecutting blankets, Day-Flo(R) pre-inked rolls, Rotec(R) flexographic sleeves and DAYtex(R) and Accotex(R) cots and aprons for the textile market.

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